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              [LETTERHEAD OF PRYOR CASHMAN SHERMAN & FLYNN LLP]

                                                                EXHIBIT 5.1
                                                                -----------


                                       July 22, 1998

Arbor National Holdings, Inc.
333 Earle Ovington Boulevard
Uniondale, New York 11553

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-1. File No. 333-56889 (the "Registration Statement"), as filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of ____________ shares (the "Shares"), $.01 par value per Share, of the common stock of Arbor National Holdings, Inc. (the "Company") for issuance and sale by the Company.

     We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York and the federal laws of the United States of America.

     We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized, and, upon issuance, will be legally issued, fully-paid and non-assessable under the laws of the State of New York (the state of incorporation of the Company).

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,